Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T (617) 252-7999 F (617) 252-7550 www.vcel.com

Vericel Reports Fourth Quarter and Year End 2017 Financial Results and Provides Full Year 2018 Financial Guidance
Record Quarterly Revenues of $23.4 Million Represent a 41% Increase Over Fourth Quarter 2016
Positive Operating and Net Income Reported for the Fourth Quarter
Conference Call Today at 8:30am Eastern Time
CAMBRIDGE, Mass., March 5, 2018 (GLOBE NEWSWIRE) Vericel Corporation (NASDAQ:VCEL), a leader in advanced cell therapies for the sports medicine and severe burn care markets, today reported financial results and business highlights for the fourth quarter and year ended December 31, 2017 and full year 2018 financial guidance.
Fourth Quarter 2017 Financial Highlights

•	Total net revenues increased 41% to $23.4 million compared to $16.5 million in the fourth quarter of 2016; excluding license revenue, net revenue increased 34% to $22.2 million;

•	Gross margins of 64% compared to gross margins of 54% in the fourth quarter of 2016;

•	Operating income of $1.2 million, compared to operating loss of $5.9 million in the fourth quarter of 2016;

•	Net income of $0.3 million, or $0.01 per share, compared to net loss of $6.2 million, or $0.34 per share, in the fourth quarter of 2016; and

•	As of December 31, 2017, the company had $26.9 million in cash compared to $23.0 million in cash at December 31, 2016.
Full Year 2017 Financial Highlights

•	Total net revenue increased 18% to $63.9 million compared to $54.4 million in 2016; excluding license revenue, net revenue increased 15% to $62.8 million;

•	Gross margins of 53% compared to gross margins of 48% in 2016;

•	Operating loss of $15.0 million, compared to operating loss of $19.2 million in 2016; and

•	Net loss of $17.3 million, or $0.52 per share, compared to net loss of $19.6 million, or $1.18 per share, in 2016.

Recent Business Highlights
During and since the fourth quarter of 2017, the company:

•	Achieved record fourth quarter revenues and the third straight quarter of 30% or greater revenue growth versus the same quarter of the prior year;

•	Trained approximately 600 surgeons on the MACI® (autologous cultured chondrocytes on porcine collage membrane) surgical procedure to date;

•	Increased MACI biopsies 48% in the fourth quarter of 2017 compared to the same period in 2016, the second consecutive quarter with over 40% growth versus the same quarter of the prior year;

•	Expanded the MACI sales force from 28 to 40 sales territories;

•
Achieved significant growth in burn centers utilizing Epicel® (cultured epidermal autografts), with 40 burn centers utilizing Epicel in 2017 compared to 20 centers in 2014 when the business was acquired;

•
Launched the MACI “It’s Your Move” campaign with world champion swimmer, five-time Olympian, best-selling author and recent MACI patient Dara Torres to empower patients with knee pain to seek treatment;

•	Entered into an expanded $25 million debt facility providing approximately $8 million of incremental capital; and

•	Initiated collaboration with Innovative Cellular Therapeutics (ICT), receiving $5.1 million for the purchase of warrants and an upfront license fee.
“We had record fourth quarter revenues and achieved both positive operating income and net income for the quarter, an important milestone for the company,” said Nick Colangelo, president and CEO of Vericel. “Our record fourth quarter revenues represent the third straight quarter of 30% or higher revenue growth compared to the same quarter of the prior year, and this strong growth and margin expansion were driven by both the accelerating uptake of MACI as well as substantial growth for Epicel in the quarter.”
Fourth Quarter 2017 Results
Total net revenues for the quarter ended December 31, 2017 were $23.4 million, which included $16.1 million of MACI net revenue and $6.1 million of Epicel net revenue, compared to $12.8 million of Carticel® (autologous cultured chondrocytes) net revenue and $3.8 million of Epicel net revenue, respectively, in the fourth quarter of 2016. Total net revenues for the quarter ended December 31, 2017 also included $1.2 million in license revenue related to the company’s collaboration agreement with ICT. Total net revenues increased 41% compared to the fourth quarter of 2016, with MACI revenue increasing 26% and Epicel revenue increasing 62%, respectively, compared to the same period in 2016. Excluding license revenue, net revenues increased 34% compared to the fourth quarter of 2016.
Gross profit for the quarter ended December 31, 2017 was $15.0 million, or 64% of net revenues, compared to $8.9 million, or 54% of net revenues, for the fourth quarter of 2016.
Total operating expenses for the quarter ended December 31, 2017 were $13.8 million compared to $14.8 million for the same period in 2016. Operating expenses for the quarter ended

December 31, 2016 included $2.6 million from the write-off of commercial use rights related to Carticel. Given the approval of MACI in December 2016 and the replacement of Carticel with MACI, it was determined that the Carticel-related intangible asset was fully impaired as of December 31, 2016. Excluding the impairment, the increase in fourth quarter operating expenses is primarily due to an increase in the MACI sales force during 2017 as well as case management services to support MACI.
Income from operations for the quarter ended December 31, 2017 was $1.2 million, compared to a loss of $5.9 million for the fourth quarter of 2016. Material non-cash items impacting the operating income for the quarter included $0.7 million of stock-based compensation expense and $0.4 million in depreciation expense.
Other expense for the quarter ended December 31, 2017 was $0.9 million compared to $0.3 million for the same period in 2016. The change in other expense for the quarter is primarily due to the loss on extinguishment of debt associated with the expanded long-term debt facility which closed in December 2017.
Vericel’s net income for the quarter ended December 31, 2017 was $0.3 million, or $0.01 per share, compared to a net loss of $6.2 million, or $0.34 per share, for the same period in 2016.
Full Year 2017 Results
Total net revenues for the year ended December 31, 2017 were $63.9 million, including $43.9 million of Carticel and MACI net revenues, $18.9 million of Epicel net revenue and $1.2 million in license revenue. Total net revenues for the year ended December 31, 2017 increased 18% over 2016.
Gross profit for the year ended December 31, 2017 was $33.6 million, or 53% of net revenues, compared to $26.1 million, or 48% of net revenues, for the year ended December 31, 2016.
Total operating expenses for the year ended December 31, 2017 were $48.6 million compared to $45.3 million in 2016. Operating expenses for the year ended December 31, 2016 included $2.6 million from the write-off of commercial use rights related to Carticel. The increase in operating expenses during 2017 is primarily due to an increase in the MACI sales force, expenses for marketing initiatives related to the launch of MACI, and an increase in case management services to support MACI.
Loss from operations for the year ended December 31, 2017 was $15.0 million, compared to a loss of $19.2 million in 2016. Material non-cash items impacting the operating loss for the year included $2.7 million of stock-based compensation expense and $1.6 million in depreciation expense.
Other expense for the year ended December 31, 2017 was $2.3 million compared to $0.3 million in 2016. The change in other expense is primarily due to the loss on extinguishment of debt associated with the expanded long-term debt facility which closed in December 2017 and the interest expense related to the outstanding revolver and credit term loans.

Vericel’s net loss for the year ended December 31, 2017 was $17.3 million, or $0.52 per share, compared to a net loss of $19.6 million, or $1.18 per share, in 2016.
As of December 31, 2017, the company had $26.9 million in cash compared to $23.0 million in cash at December 31, 2016.
Full Year 2018 Financial Guidance
The company expects total net product revenues for the full year 2018, excluding additional license revenue, to be in the range of $73 million to $78 million compared to total net product revenue, excluding license revenue, of $62.8 million in 2017. The company also expects the seasonality of MACI and Epicel revenues for 2018 to be in line with prior years, wherein total product quarterly revenues were, on average, 21%, 25%, 21%, and 33% in the first through the fourth quarters.
“We successfully executed the launch of MACI and expanded Epicel utilization in 2017,” added Mr. Colangelo. “These successes, combined with a strong balance sheet and an expanded sales force in 2018, have positioned the company for continued strong revenue growth in the years ahead.”
Conference Call Information
Today's conference call will be available live at 8:30am Eastern time in the Investor Relations section of the Vericel website at http://investors.vcel.com/events-presentations. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software if necessary. To participate in the live call by telephone, please call (877) 312-5881 and reference Vericel Corporation's fourth-quarter 2017 earnings call. If calling from outside the U.S., please use the international phone number (253) 237-1173.
If you are unable to participate in the live call, the webcast will be available at http://investors.vcel.com/events-presentations until March 5, 2019. A replay of the call will also be available until 11:30am (EST) on March 10, 2018 by calling (855) 859-2056, or from outside the U.S. (404) 537-3406. The conference ID is 4899311.
About Vericel Corporation
Vericel develops, manufactures, and markets advanced cell therapies for the sports medicine and severe burn care markets. The company markets two cell therapy products in the United States. Vericel is marketing MACI® (autologous cultured chondrocytes on porcine collagen membrane), an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Vericel is also marketing Epicel® (cultured epidermal autografts), a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area. For more information, please visit the company's website at www.vcel.com.
Epicel®, Carticel®, and MACI® are registered trademarks of Vericel Corporation. © 2018 Vericel Corporation. All rights reserved.

This document contains forward-looking statements, including, without limitation, all of the information in the section captioned “Full Year 2018 Financial Guidance” and statements concerning anticipated progress, objectives and expectations regarding the commercial potential of our products and growth in revenues, intended product development, clinical activity timing, regulatory progress, and objectives and expectations regarding our company described herein, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as "anticipates," "intends," "estimates," "plans," "expects," "we believe," "we intend," “guidance,” ”outlook,” “future,” and similar words or phrases, or future or conditional verbs such as "will," "would," "should," "potential," "could," "may," or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with our expectations regarding 2018 revenues, our ability to achieve or sustain profitability, our need to generate significant sales to become profitable, potential fluctuations in sales volumes and our results of operations over the course of the year, market adoption of our products, competitive developments, regulatory approval requirements, estimating the commercial growth potential of our products and product candidates and growth in revenues and improvement in costs, market demand for our products, our ability to secure consistent reimbursement for our products, changes in third party coverage and reimbursement, any disruption or delays in operations at our facilities, our dependence on a limited number of third party suppliers, our ability to maintain and expand our network of direct sales employees, clinical trial and product development activities and our ability to supply or meet customer demand for our products. These and other significant factors are discussed in greater detail in Vericel's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission ("SEC") on March 5, 2018, Quarterly Reports on Form 10-Q and other filings with the SEC. These forward-looking statements reflect management's current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Global Media Contacts:
David Schull
Russo Partners LLC
+1 212-845-4271 (office)
+1 858-717-2310 (mobile)
David.schull@russopartnersllc.com

Karen Chase
Russo Partners LLC
+1 646-942-5627 (office)
+1 917-547-0434 (mobile)
Karen.chase@russopartnersllc.com

Investor Contacts:
Chad Rubin
The Trout Group

crubin@troutgroup.com
+1 (646) 378-2947

Lee Stern
The Trout Group
lstern@troutgroup.com
+1 (646) 378-2922

VERICEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, amounts in thousands)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash	$26,862	$22,978
Accounts receivable (net of allowance for doubtful accounts of $249 and $225, respectively)	18,270	17,093
Inventory	3,793	3,488
Other current assets	1,581	1,164
Total current assets	50,506	44,723
Property and equipment, net	4,071	3,875
Total assets	$54,577	$48,598
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,552	$6,535
Accrued expenses	5,573	4,523
Short term deferred rent	420	3
Warrant liabilities	1,014	757
Current portion of term loan credit agreement (net of deferred costs of $67 and $110, respectively)	350	779
Other	181	256
Total current liabilities	13,090	12,853
Revolving and term loan credit agreement (net of deferred costs of $196 and $293, respectively)	16,888	9,318
Long term deferred rent	2,059	1,687
Other long term debt	—	32
Total liabilities	32,037	23,890
COMMITMENTS AND CONTINGENCIES
Shareholders’ equity:
Series B-2 non-voting convertible preferred stock, no par value: shares authorized and reserved — 39; shares issued and outstanding — 0 and 12, respectively	—	38,389
Common stock, no par value; shares authorized — 75,000; shares issued and outstanding — 35,861 and 31,595, respectively	383,020	329,720
Warrants	397	190
Accumulated deficit	(360,877)	(343,591)
Total shareholders’ equity	22,540	24,708
Total liabilities and shareholders’ equity	$54,577	$48,598

VERICEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, amounts in thousands except per share amounts)

	Three Months Ended December 31,		Year ended December 31,
	2017	2016	2017	2016
Product sales, net	$22,186	$16,523	$62,760	$54,383
Other	1,164	—	1,164	—
Total revenue	$23,350	$16,523	$63,924	$54,383
Cost of product sales	8,389	7,591	30,354	28,307
Gross profit	14,961	8,932	33,570	26,076
Research and development	3,587	4,258	12,944	15,295
Selling, general and administrative	10,183	7,925	35,610	27,388
Loss on impairment of intangible asset	—	2,638	—	2,638
Total operating expenses	13,770	14,821	48,554	45,321
Income (loss) from operations	1,191	(5,889)	(14,984)	(19,245)
Other income (expense):	-6	-6
(Increase) decrease in fair value of warrants	255	(99)	(257)	—
Loss on extinguishment of debt	(860)	—	(860)	—
Interest income	8	1	14	8
Other (expense) income	(78)	—	(92)	(15)
Interest expense	(229)	(210)	(1,107)	(314)
Total other (expense) income	(904)	(308)	(2,302)	(321)
Net income (loss)	$287	$(6,197)	$(17,286)	$(19,566)

Net income (loss) per share attributable to common shareholders (Basic and Diluted)	$0.01	$(0.34)	$(0.52)	$(1.18)
Weighted average number of common shares outstanding (Basic)	35,054	24,329	33,355	23,093
Weighted average number of common shares outstanding (Diluted)	36,150	24,329	33,355	23,093